Exhibit 5.1

LOEB & LOEB LLP 345 Park Avenue New York, NY 10154-1895	Main212.407.4000 Fax212.407.4990

November 20, 2024

IX Acquisition Corp.

53 Davies Street, London, W1K 5JH

United Kingdom

Re:	IX Acquisition Corp.

Ladies and Gentlemen:

We have acted as United States securities counsel to IX Acquisition Corp., a Cayman Islands exempted company (the “Company”) in connection with the Registration Statement on Form S-4 (File No. 333-27384) initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 13, 2024 under the Securities Act of 1933, as amended (the “Act”). Such Registration Statement as amended, or supplemented, is hereinafter referred to as the “Registration Statement”. The Company has entered into a Merger Agreement, dated as of March 29, 2024, as amended,(the “Merger Agreement”) by and among the Company, AKOM Merger Sub Inc., a Nevada corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and AERKOMM In., a Nevada corporation (“AERKOMM”). Pursuant to the Merger Agreement, Merger Sub will merge with and into AERKOMM, with AERKOMM continuing as the surviving entity and as a wholly-owned subsidiary of the Company (the “Merger”).  Prior to the effective time of the Merger (the “Effective Time”),the Company will change its jurisdiction of incorporation to Delaware by discontinuing as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”).

To implement the Domestication, the Company will effect a deregistration under Article 206 of the Cayman Islands Companies Law and a domestication under Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) by filing a certificate of corporate domestication together with a certificate of incorporation with the Secretary of State of the State of Delaware. The Domestication is subject to the approval of the shareholders of the Company. We refer herein to the Company following effectiveness of the Domestication as “AKOM Inc.”

On the effective date of the Domestication, among other things, (i) all of the currently issued and outstanding ordinary shares, par value $0.0001 per share, of the Company (the “Ordinary Shares”) will convert automatically by operation of law, on a one-for-one basis, into shares of Class A Common Stock, par value $0.0001 per share, of AKOM Inc. (the “Class A Common Stock”) and (ii) each of the Company’s currently issued and outstanding warrants (the “Warrants”), issued pursuant to that certain Warrant Agreement, dated October 6, 2021, by and between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), will automatically become by operation of law (and pursuant to Section 4.5 of the Warrant Agreement) warrants to acquire Class A Common Stock (the “AKOM Inc. Warrants”).

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For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

IX Acquisition Corp. Page 2

This opinion is being rendered in connection with the registration under the above-referenced Registration Statement of up to (i) 8,596,071 shares of Class A Common Stock (consisting of (a) 8,596,071 shares of Class A Common Stock issuable upon conversion of the 8,596,071 issued and outstanding Ordinary Shares (the “Conversion Shares”), (b) 17,391,304 shares of Class A Common Stock issuable as consideration to holders of AERKOMM common stock (the “Consideration Shares”), (c) 17,391,304 shares of Class D Common Stock of the Company issuable as consideration to holders of AERKOMM common stock (the “Incentive Shares”), and (d) 18,650,000 Akom Inc. Warrants issuable upon conversion of outstanding Warrants.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinions set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon representations of certain officers of the Company.

Based upon the foregoing, we are of the opinion that:

1. Upon the effectiveness of the Domestication, the Conversion Shares, the Consideration Shares and the Incentive Shares, when issued, will be validly issued, fully paid and non-assessable.

2. Upon the effectiveness of the Domestication, each issued and outstanding AKOM Inc. Warrant will be a valid and binding agreement of AKOM Inc., enforceable against AKOM Inc. in accordance with its terms.

The opinion we express in paragraph 2, above, is based upon a review only of those laws, statutes, rules, ordinances and regulations which, in our experience, a securities lawyer who is a member of the bar of the State of New York and practicing before the Commission exercising customary professional diligence would reasonably recognize as being applicable to the foregoing transactions

The opinion set forth in paragraph 2, above, is subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and (ii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless whether considered in a proceeding in equity or at law.

We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effector enforceability of any such provision is to be determined by any court other than a state court of the State of New York or (ii) waivers by the Company of any statutory or constitutional rights or remedies. We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

IX Acquisition Corp. Page 3

The opinions we express herein are limited to matters involving the internal laws of the State of New York and the applicable provisions of the DGCL  We express no opinion with respect to any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption, “Legal Matters,” in the Registration Statement and in the prospectus constituting  a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP